As filed with the Securities and Exchange Commission on April 24, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST DEFIANCE FINANCIAL CORP.

(Exact name of Registrant as specified in its charter)

Ohio	31-1803915
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 Clinton Street

Defiance, Ohio 43512

(419) 782-5015

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William J. Small

Chairman, President and Chief Executive Officer

First Defiance Financial Corp.

601 Clinton Street

Defiance, Ohio 43512

(419) 782-5015

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Kimberly J. Schaefer, Esq.

Vorys, Sater, Seymour and Pease LLP

301 East Fourth Street

Suite 3500, Great American Tower

Cincinnati, Ohio 45202

(513) 723-4000

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Cumulative Perpetual Preferred Shares, Series A, par value $.01 per share (2)	37,000	$1,000 (1)	$37,000,000	$4,241
Depositary Shares (2)	—	—	—	—
Common Shares, par value $.01 per share (3)	550,595	$10.08 (4)	$5,549,998	$637
Warrant to Purchase Common Shares, par value $.01 per share (5)	—	—	—	—
Total			$42,549,998	$4,878

(1)	Represents the liquidation preference amount for each Fixed Rate Cumulative Perpetual Preferred Share, Series A (the “Series A Preferred Shares”), which we sold in a non-public offering to the United States Department of the Treasury (the “U.S. Treasury”) under its Troubled Asset Relief Program Capital Purchase Program. Calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act of 1933”), and includes such number of additional Series A Preferred Shares, of a currently indeterminable amount, as may from time to time become issuable by reason of share splits, share dividends or similar transactions, which Series A Preferred Shares are registered hereunder pursuant to Rule 416 under the Securities Act of 1933.
(2)	In the event the U.S. Treasury requests that we deposit the Series A Preferred Shares with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional Series A Preferred Shares may be sold pursuant to this Registration Statement in lieu of whole Series A Preferred Shares.
(3)	The Common Shares being registered are purchasable upon exercise of the Warrant to Purchase Common Shares being registered, which we issued to the U.S. Treasury in a non-public offering concurrent with the sale of the Series A Preferred Shares to the U.S. Treasury as described in footnote (1). In addition to the number of Common Shares stated in the table above, there is registered, pursuant to Rule 416 under the Securities Act of 1933, such number of additional Common Shares, of a currently indeterminable amount, as may from time to time become issuable by reason of share splits, share dividends or similar transactions and certain anti-dilution provisions set forth in the Warrant to Purchase Common Shares.
(4)	Estimated in accordance with Rule 457(i) under the Securities Act of 1933 and calculated on the basis of the $10.08 per share exercise price of the Warrant to Purchase Common Shares.
(5)	Pursuant to Rule 457(i) under the Securities Act of 1933, no additional fee is payable for the Warrant to Purchase Common Shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any jurisdiction where an offer or sale thereof is not permitted.

Subject to Completion, dated April 24, 2012

PROSPECTUS

First Defiance Financial Corp.

37,000 Fixed Rate Cumulative Perpetual Preferred Shares, Series A, Par Value $.01 Per Share

(or Depositary Shares Evidencing Fractional Interests in Such Fixed

Rate Cumulative Perpetual Preferred Shares, Series A, Par Value $.01 Per Share)

Warrant to Purchase 550,595 Common Shares, Par Value $.01 Per Share

550,595 Common Shares, Par Value $.01 Per Share

This prospectus relates to the potential resale from time to time by the selling securityholders of some or all of 37,000 of our Fixed Rate Cumulative Perpetual Preferred Shares, Series A, par value $.01 per share, liquidation preference $1,000 per share (the “Series A Preferred Shares”), or, in the event such Series A Preferred Shares are deposited with a depositary as described in this prospectus, depositary shares evidencing fractional interests in such Series A Preferred Shares; a warrant (the “Warrant”) to purchase 550,595 of our common shares, par value $.01 per share (the “Common Shares”); and any Common Shares issuable from time to time upon exercise of the Warrant. The Series A Preferred Shares and the Warrant were originally issued by us pursuant to the Letter Agreement dated December 5, 2008, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury (the “U.S. Treasury”), in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The selling securityholders who may sell or otherwise dispose of the securities offered by this prospectus include the U.S. Treasury and any other holders of the securities covered by this prospectus to whom the U.S. Treasury has transferred its registration rights in accordance with the terms of the Letter Agreement between us and the U.S. Treasury. The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions. We will not receive any proceeds from the sale of securities by the selling securityholders.

Neither the Series A Preferred Shares nor the Warrant is listed on any national securities exchange, and, unless requested by the U.S. Treasury, we do not intend to seek such a listing for the Series A Preferred Shares or the Warrant.

The Common Shares of First Defiance Financial Corp. (“First Defiance”) are listed on the NASDAQ Global Select Market under the symbol “FDEF.” On April 20, 2012, the closing price for the First Defiance Common Shares was $16.59.

Investing in our securities involves risks. We urge you to carefully review the information contained in this prospectus under the caption “RISK FACTORS” beginning on page 3 and other information included or incorporated by reference in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION NOR ANY BANK REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER GOVERNMENTAL OR REGULATORY AGENCY OR INSTRUMENTALITY.

Our principal executive offices are located at 601 Clinton Street, Defiance, Ohio 43512-3272, and our telephone number is (419) 782-5015.

The date of this prospectus is                     ,    2012.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file with the SEC are available to the public from the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available through our Internet site at http://www.fdef.com. The information on the SEC website and on our website is not a part of this prospectus. You may also read and copy any document we file with the SEC by visiting the SEC’s Public Reference Room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents). Requests should be directed to: First Defiance Financial Corp., 601 Clinton Street, Defiance, Ohio 43512-3272, Attention: Donald P. Hileman, telephone number (419) 782-5015.

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference into this prospectus from the date we file the document containing such information.

Except as noted below, we incorporate by reference the following documents that we have filed with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 7, 2012, and Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2011, filed on April 3, 2012;

•	Current Report on Form 8-K filed on March 15, 2012; and

•

The description of our Common Shares set forth in the Registration Statement we filed with the SEC on Form 8-A on September 25, 1995, including any amendment or report filed with the SEC for the purpose of updating this description.

Pursuant to General Instruction B of Form 8-K, any information furnished pursuant to “Item 2.02. Results of Operations and Financial Condition” or “Item 7.01. Regulation FD Disclosure” of Form 8-K is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, and we are not incorporating by reference any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K into this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this shelf registration process, the selling securityholders named in this prospectus may sell any of the securities described in this prospectus in one or more offerings from time to time. When we use the term “securities” in this prospectus, we mean any of the securities that the selling securityholders named in this prospectus may offer under this prospectus, unless we say otherwise. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement. You also should carefully read the documents incorporated by reference into this prospectus and the documents we have referred you to in “WHERE YOU CAN FIND MORE INFORMATION – Available Information” for additional information about our Company, including our financial statements.

Unless the context otherwise requires, references to “First Defiance,” the “Company,” “we,” “our” and “us” and similar terms mean First Defiance Financial Corp. and its subsidiaries.

The selling securityholders named in this prospectus may use this prospectus to offer any of the following of our securities from time to time:

•	Fixed Rate Cumulative Perpetual Preferred Shares, Series A, par value $.01 per share, either directly or represented by depositary shares;

•	Warrant to purchase 550,595 of our Common Shares, par value $.01 per share; or

•	Common Shares, par value $.01 per share, issued upon exercise of the Warrant.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not, and the selling securityholders have not, authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities to which this prospectus relates in any jurisdiction to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to our financial condition, results of operations, cash flows, plans, objectives, strategies, targets, prospects and business. Forward-looking statements reflect our expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “strategy,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or implied by the forward-looking statements. We cannot assure you that any of our expectations, estimates or projections will be achieved and you should not place undue reliance on forward-looking statements.

The risk factors set forth or incorporated by reference below under the section captioned “RISK FACTORS” could affect future results, causing our results to differ materially from those expressed in our forward-looking statements.

The forward-looking statements included or incorporated by reference in this prospectus are only made as of the date of this prospectus or the respective document incorporated by reference herein, as applicable, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION.”

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	Acquisitions and integration of acquired businesses.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance of our borrowers.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board of Governors.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Technological changes.

•	The ability to increase market share and control expenses.

•	Changes in the competitive environment among financial holding companies and other financial service providers.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we must comply.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•

The costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

The list of factors above is illustrative but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under the section captioned “RISK FACTORS” in the applicable prospectus supplement, under the heading “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, and in our updates to those risk factors under the heading “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

OUR COMPANY

First Defiance is a unitary thrift holding company that conducts business through its two wholly owned subsidiaries, First Federal Bank of the Midwest (“First Federal”) and First Insurance Group of the Midwest, Inc. (“First Insurance”). First Federal’s traditional banking activities include originating and servicing residential, commercial and consumer loans and providing a broad range of depository, trust and wealth management services. First Federal is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans primarily in the counties in which its offices are located. First Insurance is an insurance agency that does business in the Defiance and Bowling Green, Ohio areas offering property, casualty, group health, and life insurance products.

First Defiance was incorporated under the laws of the State of Ohio in 1995. Our principal executive offices are located at 601 Clinton Street, Defiance, Ohio 43512, and our telephone number is (419) 782-5015. Our website can be accessed at http://www.fdef.com. Information contained in our website does not constitute part of, and is not incorporated into, this prospectus.

At December 31, 2011, we had consolidated assets of $2.07 billion, consolidated deposits of $1.6 billion, and consolidated shareholder’s equity of $278.1 million.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and preferred share dividends for the periods shown. For the purpose of computing the ratios, earnings represent the sum of income before income taxes plus fixed charges and preferred share dividend requirements. Fixed charges represent total interest expense, including and excluding interest on deposits, and one-third of rental expense (which First Defiance believes is representative of the interest factor). Preferred share dividend requirements represent the amount of pre-tax income required to pay the dividends on preferred shares. First Defiance had no preferred shares outstanding before the Series A Preferred Shares issued in December 2008.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges and preferred dividends:
Excluding Interest on Deposits	2.37x	1.65x	2.11x	1.39x	1.27x	1.26x	1.41x
Including Interest on Deposits	4.08x	2.80x	3.82x	2.21x	2.00x	2.06x	3.06x

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling securityholders of the securities offered by this prospectus or any accompanying prospectus supplement. If the holder of the Warrant does not elect a cashless exercise, we may receive proceeds from the exercise of some or all of the Warrant, which we will use for general corporate purposes. See the discussion in the section captioned “DESCRIPTION OF WARRANT TO PURCHASE COMMON SHARES — Exercise of the Warrant.”

CAPITAL STOCK OF FIRST DEFIANCE

The following summary describes the material features of our capital stock. This summary does not describe every aspect of our capital stock and is subject to, and qualified in its entirety by reference to, all the provisions of our Articles of Incorporation, as amended (the “Articles”), Code of Regulations and Bylaws, each of which is attached as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of Ohio law.

We are authorized under the Articles to issue up to 25,000,000 Common Shares and up to 5,000,000 preferred shares, par value $.01 per share. As of April 20, 2012, we had 9,728,491 Common Shares outstanding and 37,000 Series A Preferred Shares outstanding. See the description of the Common Shares in the section captioned “DESCRIPTION OF COMMON SHARES” and the description of the Series A Preferred Shares in the section captioned “DESCRIPTION OF SERIES A PREFERRED SHARES.”

Our authorized but unissued preferred shares are typically referred to as “blank check” preferred shares. This term refers to preferred shares for which the rights and restrictions are determined by the board of directors of a corporation at the time the preferred shares are issued. Under the Articles, our Board of Directors has the authority, without any further shareholder vote or action, to issue the remaining Preferred Shares in one or more series, from time to time, with such rights, preferences and relative, participating, optional or other special rights and privileges of, and qualifications, limitations or restrictions upon, the preferred shares, as may be provided in the amendment or amendments to the Articles adopted by our Board of Directors. Under Ohio law, absent a determination by our Board of Directors to establish different voting rights, holders of preferred shares would be entitled to one vote per share on matters to be voted upon by the holders of Common Shares and preferred shares voting together as a single class. Ohio law would also entitle the holders of preferred shares to exercise a class vote on certain matters.

The authority of our Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to preferred shares of any series:

•	the division of the preferred shares into series and the designation and authorized number of preferred shares (up to the number of preferred shares authorized) in each series;

•	the voting rights (full, conditional or limited) of the preferred shares of each series;

•	the dividend rates or the amount of dividends to be paid on the preferred shares of each series and whether the dividends are to be cumulative;

•	whether preferred shares are to be redeemable, and, if so, the price or prices at which, and the terms and conditions upon which the preferred shares may be redeemed;

•	the liquidation rights to which the holders of preferred shares will be entitled;

•	whether the preferred shares will be subject to the operation of a sinking fund, and, if so, upon what conditions;

•

whether the preferred shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the price or other consideration for which the preferred shares are to be issued;

•	whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions; and

•	any other designations, preferences, limitations or rights permitted by the Articles and Ohio law.

DESCRIPTION OF SERIES A PREFERRED SHARES

The following is a brief description of the terms of the Series A Preferred Shares that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Articles, including the Certificate of Amendment by Directors to Articles with respect to the Series A Preferred Shares, copies of which have been filed with the SEC and are also available upon request from us.

General

Our Board of Directors has designated 37,000 of our preferred shares as Series A Preferred Shares, all of which were issued to the U.S. Treasury in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding Series A Preferred Shares are validly issued, fully paid and nonassessable.

Dividends Payable on Series A Preferred Shares

Holders of Series A Preferred Shares are entitled to receive if, as and when declared by our Board of Directors or a duly authorized committee of the Board of Directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per Series A Preferred Share from December 5, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of Series A Preferred Shares are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per Series A Preferred Shares with respect to each Dividend Period thereafter.

Dividends have been payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each, a “Dividend Payment Date”), since February 15, 2009. If any Dividend Payment Date is not a business day, then the next business day will be the applicable Dividend Payment Date, and no additional dividends will accrue as a result of the applicable postponement of the Dividend Payment Date. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period,” provided that the initial Dividend Period was the period from and including December 5, 2008 to, but excluding, February 15, 2009. Dividends payable during any Dividend Period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on any date prior to the end of a Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends payable with respect to the Series A Preferred Shares are payable to holders of record of Series A Preferred Shares on the date that is the 15th calendar day immediately preceding the applicable Dividend Payment Date or such other record date as our Board of Directors or any duly authorized committee of the Board of Directors determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable Dividend Payment Date.

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Shares, we are required to provide written notice to the holders of Series A Preferred Shares prior to the applicable Dividend Payment Date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to our financial condition, that the payment of dividends would be an unsafe or unsound practice and to prohibit the payment thereof. Currently, the Federal Reserve Board requires that we obtain its approval prior to paying dividends to our shareholders. In addition, we are subject to Ohio state laws relating to the payment of dividends.

Our ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends that may be declared and paid by our subsidiaries. Thus, as a practical matter, any restrictions on the ability of our subsidiaries to pay dividends will act as restrictions on the amount of funds available for payment of dividends by First Defiance. Dividend payments from First Federal are subject to legal and regulatory limitations, generally based on net income and retained earnings. The ability of our subsidiaries to pay dividends to us is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations. Payments of dividends by First Federal may be restricted at any time at the discretion of the Office of the Comptroller of the Currency (“OCC”) if it deems such dividends to constitute an unsafe and/or an unsound banking practice.

Priority of Dividends and Payments on Liquidation

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Shares will rank:

•

senior to our Common Shares and any other class or series of stock the terms of which expressly provide that it ranks junior to the Series A Preferred Shares as to dividend rights and/or rights on liquidation, dissolution or winding up of First Defiance (“Junior Stock”); and

•

at least equally with any other class or series of stock the terms of which do not expressly provide that it ranks senior or junior to the Series A Preferred Shares as to dividend rights and/or rights on liquidation, dissolution or winding up of First Defiance (“Parity Stock”).

So long as any Series A Preferred Shares remain outstanding, unless all accrued and unpaid dividends on the Series A Preferred Shares for all prior Dividend Periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever will be paid or declared on our Common Shares, other Junior Stock or Parity Stock, other than a dividend payable solely in Common Shares. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any of our Common Shares, other Junior Stock or Parity Stock, unless we have declared and paid in full all accrued and unpaid dividends on the Series A Preferred Shares for all prior Dividend Periods, other than:

•

purchases, redemptions or other acquisitions of our Common Shares or other Junior Stock in connection with the administration of our employee benefit plans in the ordinary course of business (including purchases pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation) and consistent with past practice;

•

purchases or other acquisitions by a broker-dealer subsidiary of First Defiance solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business;

•	purchases by a broker-dealer subsidiary of First Defiance for resale pursuant to an offering by First Defiance of our capital stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or redemptions or repurchases of rights pursuant to any shareholders’ rights plan;

•

acquisition of record ownership of Junior Stock or Parity Stock for the beneficial ownership of any other person who is not First Defiance or a subsidiary of First Defiance, including as trustee or custodian; and

•

the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock or Junior Stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Shares.

If we repurchase Series A Preferred Shares from a holder other than the U.S. Treasury, we must offer to repurchase a ratable portion of the Series A Preferred Shares then held by the U.S. Treasury.

On any Dividend Payment Date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Shares and any other Parity Stock, all dividends paid or declared for payment on that Dividend Payment Date (or, with respect to Parity Stock with a different dividend payment date, on the applicable dividend date therefor falling within the Dividend Period and related to the Dividend Payment Date for the Series A Preferred Shares), with respect to the Series A Preferred Shares and any other Parity Stock, will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the Dividend Period.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by our Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on our Common Shares and any other Junior Stock from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Shares will not be entitled to participate in any such dividend.

Preemptive Rights

Our Articles provide that the holders of Series A Preferred Shares do not have preemptive rights.

Redemption

Under provisions introduced by the American Recovery and Reinvestment Act of 2009 (“ARRA”), First Defiance may provide notice to the Federal Reserve Board and the U.S. Treasury of First Defiance’s desire to redeem all or part of the Series A Preferred Shares. The proposed redemption must cover a minimum of 25% of the Series A Preferred Shares originally issued.

After receiving the required notice, the U.S. Treasury and the Federal Reserve Board will consult about the request. First Defiance will be subject to the existing supervisory procedures for approving redemption requests for capital instruments, in which First Defiance’s desire to redeem the Series A Preferred Shares will be weighed against the contribution of U.S. Treasury capital to First Defiance’s overall soundness, capital adequacy and ability to lend, including confirmation that First Defiance and its banking subsidiary, First Federal, have a comprehensive internal capital assessment process.

When all consultations have been completed, the U.S. Treasury will contact First Defiance to discuss the redemption request, including the details of the redemption and the documentation to be completed.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A Preferred Shares are not subject to any mandatory redemption, sinking fund or similar provisions. Holders of Series A Preferred Shares have no right to require the redemption or repurchase of the Series A Preferred Shares.

If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed will be selected either pro rata from the holders of record of Series A Preferred Shares in proportion to the number of Series A Preferred Shares held by those holders or in such other manner as our Board of Directors or a duly authorized committee thereof may determine to be fair and equitable.

Series A Preferred Shares that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued preferred shares.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Shares will be entitled to receive an amount per share, referred to as the “total liquidation amount”, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Shares will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Shares or any other shares ranking, as to that distribution, junior to the Series A Preferred Shares.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Shares and all holders of any shares of outstanding Parity Stock, the amounts paid to the holders of Series A Preferred Shares and other shares of Parity Stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Shares has been paid in full to all holders of Series A Preferred Shares and the corresponding amounts payable with respect to other shares of Parity Stock have been paid in full, the holders of our Common Shares or any other shares ranking, as to such distribution, junior to the Series A Preferred Shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, lease, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Shares will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends

If the dividends on the Series A Preferred Shares have not been paid for an aggregate of six quarterly Dividend Periods or more (whether or not consecutive), the authorized number of directors then constituting our Board of Directors will automatically be increased by two. Holders of Series A Preferred Shares, together with the holders of any outstanding Parity Stock with like voting rights (“Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members of our Board of Directors (“Preferred Stock Directors”) at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past Dividend Periods, including the last completed Dividend Period, have been paid in full, at which time such right will terminate with respect to the Series A Preferred Shares, subject to revesting in the event of each and every subsequent failure to pay dividends in the circumstances described above. The election of any Preferred Stock Director is subject to the qualification that the election would not cause us to violate the corporate governance requirements of the NASDAQ Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Shares and Voting Parity Stock to vote for Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of authorized directors of First Defiance will be reduced by the number of Preferred Stock Directors that the holders of Series A Preferred Shares and Voting Parity Stock had been entitled to elect. The holders of a majority of the Series A Preferred Shares and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the Series A Preferred Shares and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights

So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles, the vote or consent of the holders of at least 66 2/3% of the Series A Preferred Shares at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•

any amendment or alteration of our Articles to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Series A Preferred Shares with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of First Defiance;

•

any amendment, alteration or repeal of any provision of our Articles (including any amendment, alteration or repeal by means of a merger, consolidation or otherwise, unless no vote on such merger or consolidation is required by the following paragraph) so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Shares; or

•

any consummation of a binding share exchange or reclassification involving the Series A Preferred Shares or of a merger or consolidation of First Defiance with another entity, unless (1) the Series A Preferred Shares remain outstanding following any such transaction or, if First Defiance is not the surviving entity following such transaction, are converted into or exchanged for preference securities of the surviving entity or its ultimate parent and (2) such remaining outstanding Series A Preferred Shares or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Shares immediately prior to the consummation of such transaction, taken as a whole.

However, any increase in the amount of authorized preferred stock, including any increase in the authorized amount of Series A Preferred Shares necessary to satisfy pre-emptive or similar rights granted by First Defiance to other persons prior to December 5, 2008, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of preferred stock, or any securities convertible or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to Series A Preferred Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of First Defiance will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and will not require the affirmative vote or consent of, the holders of outstanding Series A Preferred Shares.

With respect to the voting rights of the Series A Preferred Shares, each holder of Series A Preferred Shares will have one vote for each Series A Preferred Share on any matter on which holders of Series A Preferred Shares are entitled to vote.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding Series A Preferred Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Shares to effect the redemption.

DESCRIPTION OF DEPOSITARY SHARES

Pursuant to the Letter Agreement between us and the U.S. Treasury, we have agreed, if requested by the U.S. Treasury, to enter into a depositary arrangement pursuant to which the Series A Preferred Shares may be deposited and depositary shares, each representing a fraction of a Series A Preferred Share as specified by the U.S. Treasury, may be issued. The Series A Preferred Shares would be held by a depositary (e.g., a bank or trust company) reasonably acceptable to the U.S. Treasury. If we enter into such a depository arrangement, the selling securityholders would be offering depository shares, each representing a fraction of a Series A Preferred Share, instead of actual whole Series A Preferred Shares. The actual terms of any depository arrangement would be set forth in a deposit agreement to which we would be a party, and would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus.

DESCRIPTION OF WARRANT TO PURCHASE COMMON SHARES

The following is a brief description of the terms of the Warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Common Shares Subject to the Warrant

The Warrant is initially exercisable for 550,595 of our Common Shares. The number of Common Shares subject to the Warrant is subject to the adjustments described below under the caption “— Adjustments to the Warrant.” In accordance with the terms of the Letter Agreement between us and the U.S. Treasury and the related Securities Purchase Agreement — Standard Terms, the U.S. Treasury has represented that it intends to refrain from exercising any voting rights pertaining to our Common Shares which it may come to own upon exercise of some or all of the Warrant.

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $10.08 per Common Share for which the Warrant may be exercised. The Warrant may be exercised, in whole or in part, at any time on or before December 5, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the Common Shares for which the Warrant is being exercised. The exercise price may be paid either by the withholding by First Defiance of such number of Common Shares issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Shares on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. If the warrantholder does not exercise the Warrant in its entirety, the warrantholder will be entitled to receive a new warrant in substantially identical form for the purchase of that number of Common Shares equal to the difference between the number of Common Shares subject to the Warrant and the number of Common Shares as to which the Warrant is exercised. The exercise price applicable to the Warrant is subject to the further adjustments described below under the caption “— Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the Common Shares issuable upon exercise will be issued to the warrantholder. Such Common Shares will be deemed to be issued as of the close of business on the date on which the Warrant and the payment of the exercise price are delivered to First Defiance. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our Common Shares on the last trading day preceding the exercise of the Warrant less the pro-rated exercise price of the Warrant for any fractional Common Shares that would have otherwise been issuable upon the exercise of the Warrant. We will at all times reserve the aggregate number of Common Shares for which the Warrant may be exercised. The Common Shares issuable upon exercise of the Warrant will be listed on the NASDAQ Global Select Market.

Rights as a Shareholder

The warrantholder will have no rights or privileges of a holder of our Common Shares, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The Warrant, and all rights under the Warrant, are transferable in accordance with applicable securities laws.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations

The number of Common Shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our Common Shares, or subdivide, combine or reclassify our outstanding Common Shares into a smaller or greater amount.

Other Distributions

If we declare any dividends or distributions other than our historical, ordinary cash dividends (i.e., regular quarterly dividends not in excess of $0.26 per share), both the number of Common Shares issuable upon exercise of the Warrant and the exercise price of the Warrant will be adjusted to reflect such dividends or distributions.

Certain Repurchases

If we effect a pro rata repurchase of Common Shares, both the number of Common Shares issuable upon exercise of the Warrant and the exercise price of the Warrant will be adjusted.

Business Combinations

In the event of a merger, consolidation, statutory share exchange or similar transaction involving First Defiance and requiring shareholder approval, or a reclassification of our Common Shares (other than as described above under the caption “– Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations”), the warrantholder’s right to receive our Common Shares upon exercise of the Warrant will be converted into the right to exercise the Warrant for the transaction consideration that would have been payable to the warrantholder with respect to the Common Shares for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction, or reclassification.

Registered Sales of the Warrant

The holders agree to sell the Warrant or any portion thereof under the Registration Statement of which this prospectus is a part only beginning 30 days after notifying First Defiance of any such sale, during which 30-day period the U.S. Treasury and all holders of the Warrant shall take reasonable steps to agree to revisions to the Warrant to permit a public distribution of the Warrant, including entering into a warrant agreement and appointing a warrant agent.

Repurchase of the Warrant

Following the redemption by First Defiance of all of the Series A Preferred Shares held by the U.S. Treasury, First Defiance may elect to repurchase the Warrant. To do so, First Defiance must deliver to the U.S. Treasury within 15 calendar days after the date on which the Series A Preferred Shares are redeemed, a notice of First Defiance’s intent to repurchase the Warrant, which repurchase would be made at the fair market value of the Warrant pursuant to procedures set forth in Section 4.9(c) of the Securities Purchase Agreement (the “Warrant Repurchase Notice”). If First Defiance did not deliver the Warrant Repurchase Notice to the U.S. Treasury within such 15-calendar day period, the U.S. Treasury would be permitted to sell the Warrant.

DESCRIPTION OF COMMON SHARES

The following is a brief description of the terms of our Common Shares. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the relevant provisions of Ohio law, our Articles, Code of Regulations and Bylaws, each of which is attached as an exhibit to the registration statement of which this prospectus is a part.

General

Under our Articles, we are authorized to issue up to 25,000,000 Common Shares. As of April 20, 2012, 9,728,491 Common Shares were outstanding, 3,011,005 Common Shares were held by First Defiance as treasury shares, and 656,025 Common Shares were reserved for issuance in connection with awards made pursuant to First Defiance equity compensation plans. The Common Shares issuable upon exercise of the Warrant, in whole or in part, will be issued by us from Common Shares held in treasury or from authorized but unissued Common Shares.

Liquidation Rights

Each Common Share entitles the holder thereof to share ratably in First Defiance’s net assets legally available for distribution to shareholders in the event of First Defiance’s liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment, subject to the rights of the holders of our Series A Preferred Shares. With respect to the amounts to be paid upon liquidation, the Series A Preferred Shares rank senior to the Common Shares.

Preemptive, Subscription, Conversion and Redemption Rights

The holders of Common Shares do not have preemptive, subscription or conversion rights, and there are no mandatory redemption provisions applicable to the Common Shares.

Dividends

As an Ohio corporation, First Defiance may, in the discretion of our Board of Directors, generally pay dividends to our shareholders out of surplus, however created, but must notify the shareholders if a dividend is paid out of capital surplus. Our ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends that may be declared and paid by our subsidiaries. Thus, as a practical matter, any restrictions on the ability of our subsidiaries to pay dividends will act as restrictions on the amount of funds available for payment of dividends by First Defiance.

Dividend payments from First Federal are subject to legal and regulatory limitations, generally based on net income and retained earnings. The ability of our subsidiaries to pay dividends to us is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations. Payments of dividends by First Federal may be restricted at any time at the discretion of the OCC, if it deems such dividends to constitute an unsafe and/or an unsound banking practice.

In connection with its supervision of First Defiance, its former primary regulator, the Office of Thrift Supervision (“OTS”), which was eliminated and replaced by the Federal Reserve Board, and the Company entered into a memorandum of understanding (“MOU”), which is a tool employed by bank regulatory agencies to address areas of concern to the regulator. The memorandum requires that First Defiance obtain approval from the Federal Reserve Board before it pays any dividends, including dividends on our Common Shares.

The dividend rights of holders of our Common Shares are also qualified by and subject to the dividend rights of holders of Series A Preferred Shares. With respect to the payment of dividends, the Series A Preferred Shares rank senior to the Common Shares. So long as any Series A Preferred Shares remain outstanding, unless all accrued and unpaid dividends on the Series A Preferred Shares have been paid or are contemporaneously declared and paid in full, no dividend whatsoever will be declared or paid on the Common Shares.

Number of Directors

Our Articles provide for our Board of Directors to consist of not less than five and not more than 15 directors. Our Board of Directors currently consists of 10 directors.

Nomination of Directors

Under the Articles, either our Board of Directors or any shareholder entitled to vote in the election of directors may nominate a candidate for election to our Board of Directors. Shareholder nominations must be made in writing and must be delivered or mailed to our Secretary not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of our shareholders. A shareholder’s notice nominating a director must set forth:

•	the name, age and address of each proposed nominee;

•	the principal occupation of each proposed nominee; and

•	the total number of shares of our stock that are owned by each proposed nominee.

Cumulative Voting Rights

Under Ohio law, shareholders have the right to make a request, in accordance with applicable procedures, to cumulate their votes in the election of directors unless a corporation’s articles of incorporation are amended, in accordance with applicable procedures, to eliminate that right. The Articles have been amended to eliminate cumulative voting in the election of directors.

Anti-Takeover Effects of Articles of Incorporation, Bylaws, Code of Regulations and Ohio Law

Certain provisions in our Articles, Bylaws and Code of Regulations and the Ohio Revised Code could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of our shares.

Classification of the Board of Directors

Our Articles provide for our Board of Directors to be divided into three classes, with the term of office of one class expiring each year. This classification system increases the difficulty of replacing a majority of the directors at any one time and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our Board of Directors. Under the Ohio General Corporation Law, shareholders may not remove any directors on a classified board of directors without cause.

Special Voting Requirements

Our Articles contain special voting requirements that may be deemed to have anti-takeover effects. These voting requirements are described in Article XV and apply when any of the following actions are contemplated:

•	any merger, share exchange or consolidation of First Defiance with or into a beneficial owner of 10% or more of the Common Shares or any affiliate of such a beneficial owner (a “Related Person”);

•	any sale, lease, exchange, transfer or other disposition of at least 25% of the assets of First Defiance to a Related Person;

•	any merger or consolidation into First Defiance or one of our subsidiaries of a Related Person;

•	any sale, lease, exchange, transfer or other disposition of at least 25% of the total assets of a Related Person to First Defiance;

•	the issuance of any securities of First Defiance or one of our subsidiaries to a Related Person;

•	the acquisition by First Defiance or one of our subsidiaries of any securities of a Related Person;

•	any reclassification of the Common Shares or any recapitalization involving the Common Shares; or

•	any agreement, contract or other arrangement providing for any of these transactions.

The affirmative vote required when Article XV applies to a proposed action is (1) at least 80% of the outstanding shares entitled to vote with respect to the action and, if any class or series of shares is entitled to vote thereon separately, at least 2/3 of the outstanding shares of such class or series and (2) at least a majority of the outstanding shares entitled to vote with respect to the action that are not beneficially owned by a Related Person; provided, however, that such supermajority shareholder approval is not required if the action is approved by at least 2/3 of the members of our Board of Directors who are not affiliated with a Related Person and who were members of the Board of Directors before the Related Person became a Related Person.

Limited Shareholder Action by Written Consent

The Ohio General Corporation Law requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider to be in its best interest.

Control Share Acquisition Act

The Ohio General Corporation Law provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of such voting power;

•	one-third or more but less than a majority of such voting power; or

•	a majority or more of such voting power.

The Control Share Acquisition Act does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Control Share Acquisition Act.

Merger Moratorium Statute

Chapter 1704 of the Ohio Revised Code generally addresses a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and an “Interested Shareholder” who, alone or with others, may exercise or direct the exercise of at least 10% of the voting power of the corporation in the election of directors. The Merger Moratorium Statute prohibits such transactions between the corporation and the Interested Shareholder for a period of three years after a person becomes an Interested Shareholder, unless, prior to such date, the directors approved either the business combination or other transaction or approved the acquisition that caused the person to become an Interested Shareholder.

Following the three-year moratorium period, the corporation may engage in the covered transaction with the Interested Shareholder only if:

•

the transaction receives the approval of the holders of shares entitling them to exercise at least two-thirds of the voting power of the corporation in the election of directors or the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder; or

•

the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation’s shares or the amount that would be due to the shareholders if the corporation were to dissolve.

The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Merger Moratorium Statute.

Anti-Greenmail Statute

Pursuant to the Ohio Anti-Greenmail Statute, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either: (1) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation; or (2) that his purpose was not to increase any profit or decrease any loss in the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys’ fees if the court having jurisdiction over such action orders recovery of any profits.

The Anti-Greenmail Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Anti-Greenmail Statute.

SELLING SECURITYHOLDERS

On December 5, 2008, we issued 37,000 Series A Preferred Shares and the Warrant to the U.S. Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The U.S. Treasury, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•

37,000 Series A Preferred Shares, representing beneficial ownership of 100% of the Series A Preferred Shares outstanding on the date of this prospectus or, in the event the U.S. Treasury requests that we deposit the Series A Preferred Shares with a depositary in accordance with the Letter Agreement between us and the U.S. Treasury, depositary shares evidencing fractional share interests in such Series A Preferred Shares;

•	the Warrant to purchase 550,595 of our Common Shares; and

•

550,595 of our Common Shares issuable upon full exercise of the Warrant, which Common Shares, if issued, would represent beneficial ownership of approximately 5.4% of our Common Shares outstanding as of April 20, 2012 (including the Common Shares issuable upon exercise of the Warrant in the total number of Common Shares outstanding).

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders or affiliates thereof.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. As of the date hereof, we are not aware that anyone other than the U.S. Treasury has any voting or investment power with respect to the securities being offered by this prospectus.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because we are unaware of any of the securities being subject to any agreement, arrangement or understanding, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities and the relationship established under the Troubled Asset Relief Program Capital Purchase Program, the U.S. Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time, and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more public or private transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•

on any national securities exchange or quotation service on which the Series A Preferred Shares or the Common Shares may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market, in the case of the Common Shares;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may, in turn, engage in short sales of the Common Shares issuable upon exercise of the Warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the Common Shares issuable upon exercise of the Warrant and deliver Common Shares to close out short positions, or loan or pledge the Series A Preferred Shares or the Common Shares issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Global Select Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Series A Preferred Shares or the Warrant on any national securities exchange unless requested by the U.S. Treasury. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Shares. Our Common Shares are listed on the NASDAQ Global Select Market and trade under the symbol “FDEF”.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the legality of the securities offered hereby will be passed upon for us by the law firm of Vorys, Sater, Seymour and Pease LLP, Cincinnati, Ohio. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriter or agents by their counsel.

EXPERTS

The consolidated financial statements of First Defiance Financial Corp. as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an itemized statement of the estimated fees and expenses in connection with the issuance and distribution of securities registered hereby.

Registration Fee — Securities and Exchange Commission	$4,878
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$50,000
Printing Expenses, Postage and Miscellaneous	$5,000

Total	$109,878

All of the above amounts, other than the SEC registration fee, are estimates only.

Item 15. Indemnification of Directors and Officers.

(a) Ohio General Corporation Law

Division (E) of Section 1701.13 of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Division (E) of Section 1701.13 provides:

(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5) (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

(b) Articles of Incorporation of First Defiance

The Articles of Incorporation of First Defiance contains the following provisions regarding the indemnification of directors and officers:

ARTICLE VII

Indemnification

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including actions by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the full extent permissible under Ohio law.

ARTICLE XIII

Duties of Directors; Limitation of Liability

A director shall perform his duties as a director, including his duties as a member of any committee of the directors upon which he may serve, in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the Corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director is entitled to rely on, among other things, information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by one or more directors, officers, or employees of the Corporation, counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence, or a committee of the directors upon which he does not serve.

A director of the Corporation shall not be personally liable for monetary damages for any action taken, or for any failure to take any action, as a director except to the extent that by law a director’s liability for monetary damages may not be limited.

(c) Insurance

First Defiance has purchased insurance coverage under policies that insure directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Item 16. Exhibits.

The documents listed below are filed with this Registration Statement as exhibits or incorporated into this Registration Statement by reference as noted:

Exhibit Number	Description

3.1	Articles of Incorporation of First Defiance, as amended (Incorporated herein by reference to Exhibit 3.1 to First Defiance Financial Corp.’s Form S-1 (File No. 33-93354))

3.2	Code of Regulations of First Defiance (Incorporated herein by reference to Exhibit 3.2 to First Defiance Financial Corp.’s Form S-1 (File No. 33-93354))

3.3	Bylaws of First Defiance (Incorporated herein by reference to Exhibit 3.3 to First Defiance Financial Corp.’s Form S-1 (File No. 33-93354))

4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt (Incorporated herein by reference to Exhibit 4.1 to First Defiance Financial Corp.’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-26850))

4.2	Certificate of Amendment to the Articles of Incorporation, filed with the Ohio Secretary of State on December 3, 2008 (describing terms of Series A Preferred Shares) (Incorporated herein by reference to Exhibit 3 to First Defiance Financial Corp.’s Current Report on Form 8-K filed on December 8, 2008 (File No. 0-26850))

4.3	Form of Warrant for Purchase of Shares of Common Stock (Incorporated herein by reference to Exhibit 4 to First Defiance Financial Corp.’s Current Report on Form 8-K filed on December 8, 2008 (File No. 0-26850))

4.4	Letter Agreement, dated December 5, 2008, including Securities Purchase Agreement — Standard Terms attached thereto as Exhibit A, between First Defiance and the United States Department of the Treasury (Incorporated herein by reference to Exhibit 10 to First Defiance Financial Corp.’s Current Report on Form 8-K filed on December 8, 2008 (File No. 0-26850))

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities to be registered †

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends †

23.1	Consent of Crowe Horwath LLP †

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1) †

24.1	Powers of Attorney †

†	Filed herewith.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) will be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b) (7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 will be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date will be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or a prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into a registration statement or prospectus that is part this registration statement will, as to a purchaser with a time of contract for sale prior to such effective date, supersede or modify any statement that was made in a registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Defiance, State of Ohio, on April 24, 2012.

FIRST DEFIANCE FINANCIAL CORP.

By:	/s/ William J. Small
Name:	William J. Small
Title:	Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 24, 2012.

Signature	Title

/s/ William J. Small	Chairman of the Board, President and
William J. Small	Chief Executive Officer

/s/ Donald P. Hileman	Executive Vice President and Chief
Donald P. Hileman	Financial Officer (principal accounting officer)

/s/ James L. Rohrs	Director, Executive Vice President
James L. Rohrs

/s/ Stephen L. Boomer*	Director, Vice Chairman
Stephen L. Boomer

/s/ John L. Bookmyer*	Director
John L. Bookmyer

/s/ Dr. Douglas A. Burgei*	Director
Dr. Douglas A. Burgei

/s/ Peter A. Diehl*	Director
Peter A. Diehl

/s/ Barb A. Mitzel*	Director
Barb A. Mitzel

/s/ Dwain I. Metzger*	Director
Dwain I. Metzger

/s/ Jean A. Hubbard*	Director
Jean A. Hubbard

/s/ Samuel S. Strausbaugh*	Director
Samuel S. Strausbaugh

/s/ Thomas A. Voigt*	Director
Thomas A. Voigt

*	The above-named directors of the Registrant sign this Registration Statement on Form S-3 by William J. Small, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-3 as exhibits, in the capacities indicated and on the 24th day of April, 2012.

By:	/s/ William J. Small
William J. Small
Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation of First Defiance, as amended (Incorporated herein by reference to Exhibit 3.1 to First Defiance Financial Corp.’s Form S-1 (File No. 33-93354))

3.2	Code of Regulations of First Defiance (Incorporated herein by reference to Exhibit 3.2 to First Defiance Financial Corp.’s Form S-1 (File No. 33-93354))

3.3	Bylaws of First Defiance (Incorporated herein by reference to Exhibit 3.3 to First Defiance Financial Corp.’s Form S-1 (File No. 33-93354))

4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt (Incorporated herein by reference to Exhibit 4.1 to First Defiance Financial Corp.’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-26850))

4.2	Certificate of Amendment to the Articles of Incorporation, filed with the Ohio Secretary of State on December 3, 2008 (describing terms of Series A Preferred Shares) (Incorporated herein by reference to Exhibit 3 to First Defiance Financial Corp.’s Current Report on Form 8-K filed on December 8, 2008 (File No. 0-26850))

4.3	Form of Warrant for Purchase of Shares of Common Stock (Incorporated herein by reference to Exhibit 4 to First Defiance Financial Corp.’s Current Report on Form 8-K filed on December 8, 2008 (File No. 0-26850))

4.4	Letter Agreement, dated December 5, 2008, including Securities Purchase Agreement — Standard Terms attached thereto as Exhibit A, between First Defiance and the United States Department of the Treasury (Incorporated herein by reference to Exhibit 10 to First Defiance Financial Corp.’s Current Report on Form 8-K filed on December 8, 2008 (File No. 0-26850))

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities to be registered †

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends †

23.1	Consent of Crowe Horwath LLP †

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1) †

24.1	Powers of Attorney †

†	Filed herewith.

E-1